CERTIFICATE OF INCORPORATION
                                          OF
                             GO ONLINE NETWORKS CORPORATION


1.  The name of the corporation is Go Online Networks
Corporation.

2. The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 15 E. North Street, City of Dover, County of Kent, Delaware, 19901.

3. The name of the registered agent of the corporation in the State of Delaware at such address is PARACORP, INC.

4. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

5. This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million Shares (10,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

6.  The name and mailing address of the incorporator is as follows:

                       M. Richard Cutler, Esq.
                 610 Newport Center Drive, Suite 800
                       Newport Beach, CA 92660

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7.  The incorporator shall have the powers afforded the
same under Title 8, Section 107, of the General Corporation Law of the State of Delaware.

8.  The corporation shall have a perpetual existence.

9. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General
Corporation Law of the State of Delaware, as the same may be amended and supplemented.

10. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

11. From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed and other provisions, authorized by the laws of the State of Delaware at the time enforced, may be added or inserted in a manner and at the time prescribed by said laws.

12. The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation.

13. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide. Meetings of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept, subject to any provisions contained in any laws of the State of Delaware, outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to Chapter 1 of Title 8 of the Delaware Code, make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true.



Dated:   August 11, 1999

/s/ M. Richard Cutler
M. Richard Cutler, Incorporator